Exhibit 3.1

AMENDED AND RESTATED ARTICLES

OF INCORPORATION OF

OMNI FINANCIAL SERVICES, INC.

I.

The name of the Corporation is OMNI FINANCIAL SERVICES, INC.

II.

(a) The Corporation shall have the authority to issue twenty-five million (25,000,000) shares of common stock (the “Common Stock”), $1.00 par value per share, and one million (1,000,000) shares of preferred stock (the “Preferred Stock”).

(b) The Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and the provisions of this Article, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Georgia to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and relative rights of the shares of each such series and the qualifications, or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i)	The number of shares constituting that series and the distinctive designation of that series;

(ii)	The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

(iii)	Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv)	Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v)	Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

(vi)	Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(vii)	The rights of the shares of that series in the event of voluntary or, involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights or priority, if any, of payment of shares of that series; and

(viii)	Any other relative rights, preferences and limitations of that series.

III.

No director shall have any personal liability to the Corporation or to its shareholders for monetary damages for breach of duty of care or other duty as a director, by reason of any act or omission occurring on or subsequent to the date when this provision becomes effective, except that this provision shall not eliminate or limit the liability of a director for (a) any appropriation, in violation of his duties, of any business opportunity of the Corporation; (b) acts or omissions which involve intentional misconduct or a knowing violation of law; (c) liabilities of a director imposed by Section 14-2-832 of the Code; or (d) any transaction from which the director received an improper personal benefit.

IV.

To the fullest extent permitted by the provisions of the Georgia Business Corporation Code, including without limitation the fullest extent permitted by Section 14-2-856 thereof, as any of those provisions may be amended and supplemented (but in the case of any such amendment, only to the extent that the amendment permits broader indemnification rights than the Georgia Business Corporation Code (the “Code”) permitted prior to the amendment), the Corporation shall, and is hereby authorized and obligates itself to, (a) indemnify its directors from all liabilities they incur with respect to any proceeding to which they are parties because they are or were directors, regardless of whether the proceeding is brought by or in the right of the Corporation and regardless of whether they shall have been successful, wholly or otherwise, in the defense thereof, and (b) advance funds, upon their compliance with the requirements of Section 14-2-853(a) and -(b), to pay for or promptly reimburse any reasonable expenses they incur in the defense of the proceeding. The Corporation shall also pay or reimburse the expenses incurred by its directors in connection with or in preparation for their appearance as witnesses in a proceeding involving or relating to the Corporation at a time when they are not parties. The Corporation shall in addition pay all reasonable fees and expenses its directors incur in successfully enforcing their rights to indemnification or advancement, payment or reimbursement of expenses by the Corporation, whether under this Article or otherwise.

The Corporation shall indemnify and advance expenses to its officers, for their conduct in their official capacities, to the same extent as its directors and to the fullest extent permitted by the Code, including Section 14-2-857 thereof, except that the Corporation is not obligated, but is hereby authorized, (a) in cases where the proceeding is brought directly by the Corporation (not brought derivatively in the right of the Corporation) against the officer, in an action authorized by two thirds of the independent members of the Board of Directors, to indemnify and advance expenses to officers as to claims based upon alleged acts or omissions constituting gross negligence or bad faith on the part of the officer and to advance expenses to officers in such a proceeding as to claims based upon the officer’s alleged appropriation, in violation of his or her duties, of any business opportunity of the Corporation, intentional misconduct or knowing violation of law, liabilities imposed by Section 14-2-832 of the Code, or any transaction from which the officer received an improper personal benefit, or (b) to advance expenses to an officer in a criminal proceeding brought against the officer for alleged criminal conduct that is alleged to have caused loss to the bank unless the expenses in such a criminal proceeding are in fact paid or reimbursed by insurance (after payment of any retention due) on a current basis.

As a condition to mandatory indemnification or advancement hereunder, the director or officer shall give the Corporation written notice of the commencement of a proceeding against him or her as soon as practicable, but in any event within 60 days of his or her becoming aware of the proceeding’s commencement; if the director or officer fails to give such notice and that failure causes the Corporation material prejudice, the Corporation shall be authorized, but not obligated to indemnify and advance expenses to the director or officer. The Corporation shall have the right, at its election and expense, to assume or participate in the defense of any civil proceeding, if to do so will not subject it to a conflict of interest; if the Corporation assumes the defense, the director or officer may participate in the defense at his or her own expense. The Corporation shall only be obligated to pay a settlement of a civil proceeding to which it consents in writing, its consent not to be unreasonably withheld. If the Corporation is obligated to indemnify or advance expenses to a director or officer as to a proceeding relating to his or her service at the Corporation’s request as a director, officer, partner, trustee, employee or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan or other entity, the Corporation’s obligation shall be secondary to and in excess of any indemnification and advancement obligation owed by such other corporation, partnership, venture, trust, plan or entity, or its insurer and the Corporation shall be subrogated to the director’s or officer’s rights to such obligation of indemnification and advancement, if not duly paid.

Any rights to indemnification or advancement, payment or reimbursement of expenses effected under this provision shall not be deemed exclusive of rights that directors and officers may have under any Bylaw, vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacity and as to action in another capacity while serving as directors or officers, shall continue as to persons who have ceased to be directors or officers, and shall inure to the benefit of their heirs, executors, and administrators. All the terms used in this Article shall be read to include the meanings provided in Section 14-2-850 of the Georgia Business Corporation Code.

V.

On the date on which amended and restated articles of incorporation reflecting this provision are filed with the Secretary of State of Georgia, each outstanding share of common stock of the Corporation shall be consolidated and converted into 1/2 of a share, with the Corporation paying cash in lieu of fractional shares in an amount equal to $10.00 per resulting whole share, calculated by multiplying $10.00 by the fraction of a share to which the holder is entitled, representing a payment of $5.00 per pre-split share.

IN WITNESS WHEREOF, OMNI FINANCIAL SERVICES, INC. has caused these Amended and Restated Articles of Incorporation to be executed effective as of the 28th day of April, 2006.

OMNI FINANCIAL SERVICES, INC.

By:	/s/ Stephen M. Klein
Stephen M. Klein, Chairman and Chief Executive Officer

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